Exhibit 2.1

AMENDMENT NO. 4 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 4, dated as of November 16, 2007 (this “Amendment”), is by and among VERIZON COMMUNICATIONS INC., a Delaware corporation (“Verizon”), NORTHERN NEW ENGLAND SPINCO INC., a Delaware corporation (“Spinco”), and FAIRPOINT COMMUNICATIONS, INC., a Delaware corporation (the “Company”) to the Agreement and Plan of Merger, dated as of January 15, 2007, as amended (the “Merger Agreement”) by and among Verizon, Spinco and the Company.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Merger Agreement, and all references to Articles and Sections herein are references to Articles and Sections of the Merger Agreement.

In consideration of the premises and the mutual promises herein made, and in consideration of the agreements herein contained, the parties, intending to be legally bound hereby, agree as follows:

1.           Amendment to Section 7.19.  Section 7.19 is hereby amended to read in its entirety as follows:

7.19           Directors of the Surviving Corporation.  The Company, Verizon and Spinco shall take all action reasonably necessary to cause the Board of Directors of the Company immediately prior to the Effective Time to consist of nine members, (i) four of whom shall be designated by Verizon and (ii) five of whom shall be designated by the Company, which nine directors shall be evenly distributed among the Company’s three classes of directors and shall be the Board of Directors of the Surviving Corporation.  One of the Company’s designees shall serve as chairman of the board.  On or prior to May 1, 2007, Verizon shall give the Company written notice setting forth the name of one of its four designees to the Board of Directors of the Surviving Corporation and such information with respect to the one designee as is required to be disclosed in the Proxy Statement/Prospectus or the proxy statement for such annual meeting (together with any consent to be named as a director if and to the extent required by the rules and regulations of the SEC).  Such Verizon designee shall be prepared to commence service as a director of the Company from and after the date that the Requisite Approval of the Company’s stockholders is obtained, and to continue to serve in such capacity after the Effective Time.  On or prior to November 16, 2007, Verizon shall give the Company written notice setting forth the names of the remainder of its designees to the Board of Directors of the Surviving Corporation and such information as would be required to be disclosed in a proxy statement for an annual meeting of the Surviving Corporation (together with any consent to be named as a director if and to the extent required by the rules and regulations of the SEC).  Promptly after Verizon gives the latter of such notices, and in any event within 20 days thereafter, the Company shall notify Verizon of its designees to the Surviving Corporation’s Board of Directors.  The designees of each of Verizon and the Company will be equally distributed to the fullest extent possible among the classes of the Board of Directors of the Surviving Corporation, as each of Verizon and the Company shall specify.  Without limiting the foregoing and prior to the Effective Time, the Company shall take all actions necessary to obtain the resignations of all members of its Board of Directors who will not be directors of the Surviving Corporation and for the Board of Directors of the Company to fill such vacancies with the new directors contemplated by this Section 7.19.  None of Verizon’s director nominees under this Section 7.19 will be employees of Verizon, its Affiliates or Cellco Partnership or any of its Subsidiaries.

2.           Confirmation of Merger Agreement.  Other than as expressly modified pursuant to this Amendment, all provisions of the Merger Agreement remain unmodified and in full force and effect.  The provisions of Article XI of the Merger Agreement shall apply to this Amendment mutatis mutandis.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the first date above written.

VERIZON COMMUNICATIONS INC.

By:___/s/ Marianne Drost _____________
Name:  Marianne Drost
Title: Senior Vice President, Deputy General Counsel
          & Corporate Secretary

NORTHERN NEW ENGLAND SPINCO INC.

By:___/s/ J. Goodwin Bennett  _________
Name: J. Goodwin Bennett
Title: Vice President

FAIRPOINT COMMUNICATIONS, INC.

By:___/s/ Eugene B. Johnson___________
Name: Eugene B. Johnson
Title: Chief Executive Officer